Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DASSAULT SYSTEMES CORP.,

DS NEWCO CORP.

and

MATRIXONE, INC.

Dated as of March 1, 2006

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ARTICLE V CONDUCT OF BUSINESS		27
5.1	Covenants of the Company	27
5.2	Confidentiality	30

ARTICLE VI ADDITIONAL AGREEMENTS		30
6.1	No Solicitation	30
6.2	Proxy Statement	34
6.3	Nasdaq Quotation	34
6.4	Access to Information	34
6.5	Stockholders Meeting	35
6.6	Legal Conditions to the Merger	35
6.7	Public Disclosure	37
6.8	Indemnification	37
6.9	Notification of Certain Matters	38
6.10	Reserved	38
6.11	Service Credit	38

ARTICLE VII CONDITIONS TO MERGER		39
7.1	Conditions to Each Party’s Obligation To Effect the Merger	39
7.2	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	40
7.3	Additional Conditions to Obligations of the Company	40

ARTICLE VIII TERMINATION AND AMENDMENT		41
8.1	Termination	41
8.2	Effect of Termination	42
8.3	Fees and Expenses	42
8.4	Amendment	43
8.5	Extension; Waiver	43

ARTICLE IX MISCELLANEOUS		44
9.1	Nonsurvival of Representations, Warranties and Agreements	44
9.2	Notices	44
9.3	Entire Agreement	45
9.4	No Third Party Beneficiaries	45
9.5	Assignment	45
9.6	Severability	46
9.7	Counterparts and Signature	46
9.8	Interpretation	46
9.9	Governing Law	46
9.10	Remedies	46
9.11	Submission to Jurisdiction	47
9.12	Waiver of Jury Trial	47
9.13	Disclosure Schedules	47
9.14	Company’s Knowledge	48

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TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Actions	Section 7.2(f)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Balance Sheet	Section 4.3(b)
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.11
Buyer Material Adverse Effect	Section 4.1
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.1
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.14(a)
Company ESPP	Section 2.3(c)
Company Intellectual Property	Section 3.10(a)
Company Leases	Section 3.9(c)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.10(g)
Company SEC Reports	Section 3.5(a)
Company Software	Section 3.10(g)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.13
Confidentiality Agreement	Section 5.2

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Terms	Reference in Agreement
Continuing Employees	Section 6.11
Dissenting Shares	Section 2.4(a)
DGCL	Preamble
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Employment Agreement	Section 3.17(b)
Environmental Law	Section 3.13(b)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Foreign Benefit Plan	Section 3.14(l)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Governmental Regulations	Section 3.9(b)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.10(f)
IRS	Section 3.8(b)
Liens	Section 3.4(b)
Maximum Premium	Section 6.8(c)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Option Consideration	Section 2.3(a)
Ordinary Course of Business	Section 3.2(e)
Outside Date	Section 8.1(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(d)
Real Estate	Section 3.9(a)
Required Company Stockholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
SEC	Section 3.4(c)
Section 409A	Section 3.14(k)
Securities Act	Section 3.2(c)
Software	Section 3.10(g)
SOX	Section 3.5(a)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)

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Terms	Reference in Agreement
Taxes	Section 3.8(a)
Termination Fee	Section 8.3(c)
Transitory Subsidiary	Preamble

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 1, 2006, by and among Dassault Systemes Corp., a Delaware corporation (the ”Buyer”), DS Newco Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and MatrixOne, Inc., a Delaware corporation (the ”Company”).

WHEREAS, the Boards of Directors of the Buyer, the Transitory Subsidiary and the Company have each determined that it is advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, the acquisition of the Company shall be effected through a merger (the ”Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that the authorized capital stock provided for by such Certificate of Incorporation consists solely of 1,000 shares of common stock, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, subject to Section 6.8(b) hereof, the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Transitory Subsidiary, the Company or the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment or distribution or other consideration shall be delivered with respect thereto.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $7.25 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit with Computershare, Inc. or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and Company Stock Options, as the case may be, outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) and the Option Consideration pursuant to Section 2.3 in exchange for all of the outstanding shares of Company Common Stock and in respect of the termination of the Company Stock Options (the “Exchange Fund”).

(b) Exchange Procedures. Promptly (and in any event within five Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock entitled to receive Merger Consideration pursuant to Section 2.1(c) (each, a “Certificate”) (i) a letter of transmittal (which shall be in a form reasonably acceptable to the Company and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and compliance with the standard procedures of the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2. In addition, promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to pay to each person who was, at the Effective Time, a holder of record of Company Stock Options, the Option Consideration to which such person is entitled pursuant to Section 2.3.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. At any time following the twelfth month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any amounts in the Exchange Fund which remain undistributed to the holders of Company Common Stock or Company Stock Options (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, any holder of Company Common Stock or Company Stock Options who has not previously complied with this Article II shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them or Option Consideration that may be payable to them.

(e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Article II; provided, however, that the Buyer or the Exchange Agent may require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Corporation with respect to such Certificate or ownership thereof.

2.3 Company Stock Plans.

(a) The Company shall take all reasonable action to, as of the Effective Time, terminate all outstanding options to purchase Company Common Stock (the “Company Stock Options”) granted under all stock option plans or other equity-related plans of the Company (including the stock plans listed in Section 3.2(b) of the Company Disclosure Schedule but not including the Company ESPP), each as amended through the date of this Agreement (the “Company Stock Plans”). Subject to the foregoing, each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time, whether or not then exercisable or vested, shall be entitled to receive from the Exchange Agent on behalf of the Surviving Corporation, immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess of (i) the Merger Consideration over (ii) the per share exercise price of such Company Stock Option, multiplied by the number of shares of Company Common Stock subject to such Company Stock Option as of the Effective Time (the “Option Consideration”). Any such payment shall be subject to all applicable federal, state, local and foreign tax or social charges withholding requirements. Prior to the Effective Time, the Company shall be responsible for delivering to the Exchange Agent (i) a list of holders of Company Stock Options, (ii) calculations showing the respective amount of Option Consideration for each Company Stock Option, and (iii) such information as is reasonably requested by the Exchange Agent and in the Company’s possession and necessary to ensure proper withholding.

(b) The Company shall take all action reasonably necessary to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement so as to exempt such dispositions under Rule 16b-3 of the Exchange Act.

(c) The Company shall terminate its 2000 Employee Stock Purchase Plan (the “Company ESPP”) in accordance with its terms as of the last day of the current Payment Period, as defined in such plan, that ends on or before the Effective Time.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL (any such shares collectively being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to direct (with the assistance and cooperation of the Company) all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, effect or development that (i) is, or is reasonably likely to be or become materially adverse to the assets, properties, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) materially impedes or delays the Company’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable laws; provided, however, that none of the following shall constitute, in and of itself, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism, provided that the Company and its Subsidiaries are not materially disproportionately affected thereby;

(b) changes that are the result of factors generally affecting the industries or markets in which the Company conducts its business, provided that the Company and its Subsidiaries are not materially disproportionately affected thereby;

(c) any adverse change, effect or circumstance resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement;

(d) changes in applicable law, rules or regulations or GAAP which occur or become effective after the date of this Agreement, provided that the Company and its Subsidiaries are not disproportionately affected thereby;

(e) any action taken pursuant to or in accordance with this Agreement (including Section 6.6) or at the request of the Buyer;

(f) any revenues or earnings reported by the Company that are below any published securities analyst estimates for any period ending on or after the date of this Agreement and prior to the Closing, in and of itself; and

(g) a decline in the price of the Company Common Stock, in and of itself.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of February 28, 2006, (i) 52,248,552 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were validly issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of February 28, 2006, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options (other than Company Stock Options issued pursuant to the Company ESPP), indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”).

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of the Company and each Subsidiary of the Company. Such charter, by-laws or other organizational documents as made available to Buyer are in full force and effect and have not been amended, altered or repealed. The Company is not in violation of any of the provisions of its certificate of incorporation or by-laws, and each of the Company’s Subsidiaries is in compliance with its charter, by-laws or equivalent organizational documents, except for such violations or non-compliance as would not have a Company Material Adverse Effect.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company. The Company does not have any branch office or representative office in any country and since July 2, 2005 has not adopted a plan of complete or partial liquidation, nor undertaken a dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company (other than the Merger).

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders as described in Section 3.4(d) (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that this Agreement and the Merger, taken together, are fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL and took all corporate action required to be taken by the Company Board to authorize the transactions contemplated by this Agreement, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any filings under any other Antitrust Laws (as defined below), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock entitled by law to vote on the Company Voting Proposal on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the Merger and all other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since August 1, 2002. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. No investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened.

(b) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports and, to the Company’s Knowledge, the statements contained in such certificates are true and correct. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Except as permitted by the Exchange Act, since the enactment of SOX neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(c) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The Company’s foreign Subsidiaries maintain their books pursuant to GAAP for consolidation purposes and adjust their books to conform to local accounting rules. The consolidated, unaudited balance sheet of the Company as of December 31, 2005 is referred to herein as the “Company Balance Sheet.”

(d) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

(f) The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance (i) that receipts and expenditures are executed in accordance with management’s general or specific authorizations; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(g) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance with the applicable listing and other rules and regulations of The Nasdaq National Market.

(h) Except as disclosed in the Company’s SEC Reports filed prior to the date of this Agreement, since August 1, 2004, the Company has not received any written, or to the Company’s Knowledge any oral, notification from its independent auditors, any Governmental Entity or any other person of a (i) “reportable condition” or (ii) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

3.6 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet and except for liabilities incurred (i) in connection with the transactions contemplated hereby, or (ii) in the Ordinary Course of Business since the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since the date of the Company Balance Sheet (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been (i) a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement (other than paragraphs (b) and (k) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid on a timely basis all Taxes that are due, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, (i) “Taxes” means (A) all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government and (B) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes including any schedule or attachment thereto, and including any amendment thereof.

(b) The Company has made available to the Buyer correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since August 1, 2002. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s Knowledge, threatened or contemplated.

(c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code or that will result in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law), including upon consummation of the transactions contemplated in this Agreement; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(e) The consolidated financial statements of the Company referred to in Section 3.5(c) herein reflect an adequate reserve for the accrued and unpaid Taxes of the Company and its Subsidiaries.

3.9 Owned and Leased Real Properties.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any Subsidiary (the “Real Estate”) and (ii) all loans secured by mortgages encumbering the Real Estate.

(b) The Real Estate complies with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations (collectively, “Governmental Regulations”), except where noncompliance, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(c) Section 3.9(c) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) To the Company’s Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary for the continued conduct of their businesses. All right, title and interest in the Intellectual Property owned by the Company or its Subsidiaries is owned solely and exclusively by the Company or one of its Subsidiaries free and clear of any liens, encumbrances, royalties or other obligations to any other person, other than fees and annuities paid to a Governmental Entity (collectively, “Company Intellectual Property”).

(b) Section 3.10 of the Company Disclosure Schedule sets forth a complete and accurate list of all material agreements with third parties that relate to Intellectual Property (e.g. licenses, indemnification agreements, covenants not to sue, non-competes, etc.) including without limitation all software licensed from third parties that is included in the Company Software and excluding in each case the Company’s software license agreements which the Company and its Subsidiaries license Company Software to their customers in the Ordinary Course of Business and excluding generally commercially available, off-the-shelf software programs that are available for less than $2,000.00 per license. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property, (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries or (iii) alter, impair or extinguish any of the Company Intellectual Property.

(c) All the Company Registered Intellectual Property is subsisting and has not expired or been cancelled. To the Company’s Knowledge, no third party has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any of the Company Intellectual Property. To the Company’s Knowledge, the Company Registered Intellectual Property is valid and enforceable and there are no actual or threatened opposition proceedings, cancellation proceedings, interference proceedings, decrees, orders, injunctions or other similar action challenging the validity, existence or ownership of the Company Registered Intellectual Property. None of the Company Registered Intellectual Property has been previously adjudicated to be invalid or unenforceable in whole or in part or is the subject of any written pending threatened challenge.

(d) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as it has been conducted, and is currently being conducted, does not infringe (whether directly, as a contributory infringer, through inducement or otherwise), violate or constitute a misappropriation of any Intellectual Property of any third party. Since August 1, 2002, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation or has received any written “invitations to license” or other communications asserting that the Company or one of its Subsidiaries will be obligated to take a license under third party Intellectual Property rights in order to continue conducting business in their ordinary fashion.

(e) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries’ employees, officers and independent consultants that have created any Intellectual Property used or held for use by the Company or its Subsidiaries, have assigned ownership of such Intellectual Property to the Company or one of its Subsidiaries through a written agreement.

(f) The Company has disclosed source code to the Company Software only to its contractors and then only pursuant to written confidentiality terms that reasonably protect the Company’s interests and rights in such Company Software. Except as disclosed in accordance with such confidentiality agreements or as provided under valid source code escrow agreements (under which there has been no release), no person (other than Company) is in possession of any source code for any Software included in the Company Software or has any rights to the same. Neither the entering into of this Agreement nor the consumation of the transactions contemplated hereby will result in a triggering event under any source code escrow arrangement to which the Company is a party or otherwise give any person a right to access or use the source code to the Company Software.

(g) Definitions. For purposes of this Agreement:

(i) The term “Intellectual Property” means all intellectual property rights, however denominated, throughout the world, including without limitation, the following statutory and common law rights, as applicable, along with all choses and rights of action arising therefrom and all registrations, applications to register, and administrative rights to seek registration, recordation, or take other actions by which interests in any intellectual property may be established, perfected or defended: (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, Company Software, (iv) slogans, logos, trade dress and other branding tools, (v) any goodwill, moral rights, rights of privacy, rights of publicity, and authors’ rights and (vi) other tangible or intangible proprietary or confidential information and materials. Section 3.10 of the Company Disclosure Schedule contains a true, complete and accurate list of the Company and its Subsidiaries’ patents, registered trademarks and service marks, registered copyrights, domain names and applications for all of the foregoing (collectively, “Company Registered Intellectual Property”) and summarizes, where applicable, the following for each item of Company Registered Intellectual Property: patent number, application number, registration number, filing date, date of issuance, applicant, mark or name, owner(s) and country of origin.

(ii) The term “Software” means all computer software, programs and databases, in any form, including without limitation, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all documentation related thereto.

(iii) The term “Company Software” means all Software that (i) is material to the conduct of the business of the Company or its Subsidiaries, or (ii) is distributed, sold, licensed or marketed by the Company or its Subsidiaries. Section 3.10 of the Company Disclosure Schedule contains a true, complete and accurate list of the Company Software and indicates any Company Software which is not solely and exclusively owned by the Company or one of its Subsidiaries.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements to which the Company is a party as of the date of this Agreement that are material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including without limitation (i) a list of customers currently under maintenance, (ii) list of open purchase orders for statements of work with revenue of at least $100,000, (iii) any agreement, contract or commitment (A) in connection with which or pursuant to which the Company or any of its Subsidiaries has made a binding commitment to a customer for future product function or performance, and (B) in connection with which or pursuant to which the Company and its Subsidiaries are committed to spend, in the aggregate, more than $250,000 during the current fiscal year or during the next fiscal year; (iv) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world; (v) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries; (vi) any Employment Agreement or consulting agreement with any executive officer or other employee of the Company or member of the Company Board earning annual base compensation in excess of $100,000, (vii) any contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement and (viii) any contract pursuant to which the Company or any of its Subsidiaries is obligated to pay future royalties (collectively, the “Company Material Contracts”). The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(b) Each Company Material Contract is valid and binding on the Company and its Subsidiaries, as applicable, and is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(i) the operations of the Company and its Subsidiaries have been and are in compliance with all Environmental Laws;

(ii) neither the Company nor its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws;

(iii) the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law;

(iv) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law during the period of ownership or operation by the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination in violation of any Environmental Law on the property of any third party;

(vi) neither the Company nor any of its Subsidiaries have released any Hazardous Substance into the environment except (A) in compliance with law or (B) in an amount or concentration that would not be expected to give rise to a liability or obligation under any Environmental Law;

(vii) neither the Company nor any of its Subsidiaries has received any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; and

(viii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,”

“hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or under which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates has or may have any liability (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation including but not limited to insurance coverage, severance benefits, disability benefits, fringe-benefit, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, which benefits any current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Buyer.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) the plan document and all amendments thereto (or, if the plan has not been reduced to writing, a written summary of all material plan terms), (ii) the most recent annual report (Form 5500) filed with the IRS and (iii) each trust agreement, group annuity contract, administrative and similar agreements and summary plan description, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan, including any associated trust or fund, is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws (including, where applicable, non-U.S. Law) and the regulations thereunder and in accordance with its terms.

(d) With respect to the Company Employee Plans, all required contributions and premium payments have been timely made or, to the extent not due, have been properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost or that has subjected or could subject the Company or any of its Subsidiaries to a material penalty under Section 502 of ERISA or to a material excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Employee Plan to a material tax under Code Section 4973.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained an Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, (iii) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(a) of the Code, or (iv) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of the payment of any compensation or benefits payable to or in respect of or accrued on behalf of any current or former director, officer or employee of the Company or any of its Subsidiaries or entitle any such director, officer or employee to any severance or similar compensation or benefits.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(i) Each Company Employee Plan that is a qualified defined contribution plan providing for participant direction of investments is an “ERISA 404(c) Plan” within the meaning of the applicable Department of Labor regulations.

(j) With respect to each Company Employee Plan, no administrative investigation, audit or other proceeding by the IRS, Department of Labor other governmental authority, and no other lawsuit, claim, or other controversy, other than claims for benefits in the ordinary course, is pending or, to the knowledge of the Company, threatened.

(k) No Company Employee Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code (“Section 409A”) has been materially modified (as defined under Section 409A) on or after October 3, 2004.

(l) Without limiting the generality of (b) through (k) above, with respect to each Company Employee Plan that is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or if, applicable accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to reasonable actuarial assumptions and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations, and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(m) Section 3.14(m) of the Company Disclosure Schedule lists all of the individuals whom the Company and any of its Subsidiaries treat as independent contractors. All such individuals have been properly classified as such for purposes of all employee benefit plans and applicable laws except for classification issues that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.15 Compliance With Laws. The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, since July 1, 2002, has not received any written notice alleging any violation with respect to, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is not now, and during the last three years has not been, the subject of (i) any complaint or charge filed by, (ii) citation issued by, (iii) audit, suit or other legal process with respect to any of its employees, or any of the terms and condition of their employment, brought by, or (iv) to the Company’s Knowledge any investigation by, any federal, state or local governmental agency, including without limitation the U.S. Department of Labor, the Equal Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board, the Office of Federal Contract Compliance or any state agency comparable to any of the foregoing.

3.16 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.17 Labor Matters. The Company represents and warrants:

(a) Section 3.17 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $100,000 per year, along with the position and the annual rate of base compensation of each such person.

(b) The Company and each of its Subsidiaries is in compliance with, in all material respects, all applicable Employment Agreements, consulting and other service contracts, written employee or human resources personnel policies, handbooks or manuals, and severance or separation agreements (to the extent any of the foregoing contain enforceable obligations). For purposes of this Agreement, “Employment Agreement” means the individual employment agreements including without limitation restrictive agreements and negative covenant agreements that the Company or any of its Subsidiaries have with their employees, past or present, the collective bargaining agreements binding the Company or any of its Subsidiaries including, but not limited to, any of the following which impose any obligations on the Company or any of its Subsidiaries: letters of understanding, letters of intent, side letters, grievance settlements or other documents evidencing an obligation under a collective bargaining agreement and other written instruments with bargaining agents, employee relations committees or other similar representative organizations, if any, for employees.

(c) The Company and each of its Subsidiaries is, and has been during the prior three years, in material compliance with all foreign, federal, state and local employment laws, regulations and other requirements related to employment, employment practices, wages, hours and other terms and conditions of employment, including but not limited to the Fair Labor Standards Act.

(d) No labor union has been certified by the National Labor Relations Board, to the extent applicable, or is otherwise acting as bargaining agent for any employees of any the Company or any of its Subsidiaries; neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement; and to the Company’s Knowledge there are no labor unions or other organizations attempting to represent any employees of the Company or any of its Subsidiaries.

(e) No collective bargaining agreements, employee agreements or Employment Agreements are currently being negotiated with respect to any of the employees of the Company or any of its Subsidiaries (other than day-to-day requests from employees in the Ordinary Course of Business).

(f) Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries is engaged in any unfair labor practices, has any unfair labor practice charge or complaint pending or, to the Company’s Knowledge, threatened against it or, to the Company’s Knowledge, has complaints before the National Labor Relations Board pending or threatened against the Company or any of its Subsidiaries.

(g) There are no actual, threatened or pending unfair labor practice complaints, strikes, work stoppages, picketing, lock-outs, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labor-related disputes or proceedings against the Company or any of its Subsidiaries, and there have not been any such activities or disputes or proceedings within the last three years.

(h) There is no action, suit, proceeding, claim, arbitration, mediation, grievance procedure or, to the Company’s Knowledge, investigation, relating to a labor or employment dispute pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.

(i) All vacation pay or other paid leave or benefits, premiums for employment insurance, accrued wages, salaries, bonuses, incentive pays, commissions and benefit plan payments have, in accordance with GAAP, been properly reflected and accrued in the books and accounts of the Company and its Subsidiaries.

(j) During the past three years, neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Company or any of its Subsidiaries, and there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is presently planning to effectuate any such “plant closing” or “mass layoff”.

3.18 Insurance. Each of the Company and its Subsidiaries maintains in full force and effect with financially sound and reputable insurance carriers insurance policies with respect to their business, properties and assets, in such amounts and against such losses and risks as is customarily carried by similarly situated companies in the same or similar businesses and as is required under the terms of any Company Material Contract and lease for real property. Section 3.18 of the Company Disclosure Schedule contains a complete and correct list as of the date hereof of all material insurance policies maintained by or on behalf of the Company or its Subsidiaries. All listed policies are in full force and effect, all premiums due and payable thereon have been paid and the Company or its Subsidiaries, as applicable, have complied in all material respects with the provisions of such policies. Neither the Company nor any of its Subsidiaries has received any written notice from any issuer of any of their insurance policies canceling or amending any policies listed in Section 3.18 of the Company Disclosure Schedule, increasing any deductibles or retained amounts thereunder, or increasing premiums payable thereunder. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been denied or disputed in writing by the underwriters or in respect of which the underwriters have reserved their rights.

3.19 Customers. Section 3.19 of the Company Disclosure Schedule sets forth the twenty-five largest customers of the Company and its Subsidiaries for each of (a) the period from June 29, 2003 through July 3, 2004, (b) the period from July 4, 2004 through July 2, 2005 and (c) the period from July 2, 2005 through December 31, 2005, in each case based on amounts billed for licenses from and services provided by the Company and its Subsidiaries. From and after December 31, 2005 and prior to the date of this Agreement, none of such customers has terminated (other than any termination due to project completion) or not renewed or, to the Knowledge of the Company and its Subsidiaries, threatened in writing to terminate or not renew its relationship with the Company.

3.20 Opinion of Financial Advisor. The financial advisor of the Company, Deutsche Bank Securities Inc. (“Deutsche Bank”), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

3.21 Takeover Defenses.

(a) No anti-takeover provision in the Company’s Certificate of Incorporation or By-laws and no “fair price,” “moratorium,” or “control share acquisition” or similar anti-takeover statute or regulation is, or at the Effective Time will be, applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement, or Buyer.

(b) The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, or Buyer.

3.22 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Deutsche Bank, whose fees and expenses shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Deutsche Bank is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance by the Buyer and the Transitory Subsidiary of their respective obligations under this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary, other than the adoption of this Agreement by the Buyer as the sole stockholder of the Transitory Subsidiary, which shall occur immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the performance of their obligations by each of the Buyer and the Transitory Subsidiary and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of the Buyer’s common stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act or any other Antitrust Laws, and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 Operations of the Transitory Subsidiary. The Transitory Subsidiary is a newly-formed corporation and has not engaged in any business activities other than in connection with the transactions contemplated by this Agreement.

4.4 Financing. The Buyer and the Transitory Subsidiary have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. The Company covenants and agrees that, except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the Ordinary Course of Business; and the Company shall use commercially reasonable efforts (subject to the limitations set forth in this Agreement) to maintain and preserve its and each of its Subsidiary’s business organization, assets and properties, to keep available the services of the current officers and key employees and consultants of the Company and the Subsidiaries, and to preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber, or authorize the issuance, delivery, sale, grant, pledge or other disposition or encumbrance of, any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or pursuant to the Company ESPP);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) sell, transfer, lease, license, pledge, or otherwise dispose of or encumber any Intellectual Property or any other material properties or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business;

(f) adopt or implement any stockholder rights plan;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $500,000 in the aggregate or $50,000 in the case of any individual item for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer or the specific capital expenditures disclosed in Section 3.7 of the Company Disclosure Schedule;

(i) take any action, other than commercially reasonable and usual actions in the Ordinary Course of Business, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) or change any of the accounting methods used by the Company materially affecting the Company’s assets, liabilities or business, except for such changes required by a change in GAAP;

(j) make any material tax election or settle or compromise any material United States federal, state, local or other non-United States income tax liability, except in the Ordinary Course of Business;

(k) enter into, amend, modify or consent to the termination of any contract, agreement, or commitment (i) relating to a binding commitment by the Company or any of its Subsidiaries to a customer for future product function or performance, (ii) with any of the customers listed on Section 3.19 of the Company Disclosure Schedule other than in the Ordinary Course of Business, (iii) pursuant to which the Company and its Subsidiaries will spend in the aggregate more than $250,000 during the current fiscal year or during the next fiscal year or (iv) relating to an OEM or distributor arrangement other than in the Ordinary Course of Business with any customer or distributor not listed on Section 3.19 of the Company Disclosure Schedule;

(l) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and except for the payment of annual bonuses to employees for the Company’s 2006 fiscal year: (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment, or as otherwise required by law); (ii) hire any employee other than in order to fill a vacancy created upon the termination of the employment of an employee of the Company or its Subsidiaries or termination of a consulting arrangement as of the date of this Agreement earning annual base compensation of up to $90,000 as of the date of such termination; (iii) engage any independent contractor for aggregate consideration of greater than $90,000; (iv) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (v) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement; (vi) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or (vii) take any action other than in the Ordinary Course of Business and pursuant to the terms of the plan in question to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(m) open any new facility or office, or close any facility or office, in any country or renew or extend the termination date of any lease agreement (with written consent by the Buyer not to be unreasonably withheld, delayed or conditioned);

(n) permit any material insurance policy naming the Company as a beneficiary or a loss payee to be cancelled or terminated without notice to Buyer (with written consent by the Buyer not to be unreasonably withheld, delayed or conditioned);

(o) create any Subsidiary, any branch office or representative office in any country or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company (other than the Merger); or

(p) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of November 21, 2005 (the ”Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall use reasonable efforts and act in good faith to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, or knowingly induce or encourage, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging, facilitating or inducing, any inquiries or the making of any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, in response to an Acquisition Proposal that did not result from a breach of this Agreement and that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is reasonably likely to lead to a Superior Proposal, and subject to compliance with Section 6.1(c), the Company may (A) furnish information with respect to the Company to any person (and the Representatives of such person) making such Acquisition Proposal, pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any such Acquisition Proposal, and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time, the Company Board shall not:

(i) except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement or arrangement (whether binding or not) (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) except as set forth in this Section 6.1, adopt, approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Section 6.1 or Section 6.5, the Company Board may withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal or approve or recommend a Superior Proposal if and only to the extent that, after complying with the notice provisions in this Section 6.1 (including Section 6.1(d)), the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law. Promptly (and in any event no later than one calendar day) following a determination by the

Company Board that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to the Buyer a written notice advising the Buyer that the Company Board has received a Superior Proposal together with a copy of any such Superior Proposal if in writing, specifying (to the extent not previously done under Section 6.1(d)) the terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal. During the period of four Business Days after the Buyer’s receipt from the Company of such notice of a Superior Proposal, the Company shall negotiate in good faith with the Buyer to revise this Agreement so that the Acquisition Proposal of such person no longer constitutes a Superior Proposal. If, following, the expiration of such period of four Business Days, the Acquisition Proposal still constitutes a Superior Proposal and did not otherwise result from a breach of this Section 6.1, the Company, by action of the Company Board, may terminate this Agreement pursuant to Section 8.1(f), provided that, concurrently with such termination, the Company pays to the Buyer all amounts payable pursuant to Section 8.3 and enters into a definitive agreement to consummate such Superior Proposal.

(c) Change of Recommendation. Notwithstanding anything to the contrary set forth in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Meeting and to hold a vote of the Company’s stockholders on the Company Voting Proposal at the Company Meeting shall not during the term of this Agreement be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (whether or not a Superior Proposal). The Company shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal), or propose to do so, prior to the termination of this Agreement.

(d) Notices to the Buyer.

(i) Upon the Company’s receipt of any Acquisition Proposal or request for information or inquiry which would reasonably be expected to lead to an Acquisition Proposal, the Company shall promptly, and in any event within 24 hours, (A) advise the Buyer orally, with written confirmation to follow, of the Company’s receipt of such Acquisition Proposal, request or inquiry, the material terms and conditions thereof and the identity of the person making any such Acquisition Proposal, request or inquiry and (B) provide a copy to Buyer of all written materials provided by that person or its representatives with respect to such Acquisition Proposal, request or inquiry.

(ii) After receipt of any Acquisition Proposal, request or inquiry, the Company shall (A) continue to keep the Buyer informed, on a prompt (and in any event no later than one calendar day) basis, in all material respects of the details of, or any communication by the Company to the person making the Acquisition Proposal, of the Company’s position with respect to, such Acquisition Proposal, request or inquiry (including, without limitation, notice of all material amendments thereto, and notice of withdrawal or rejection thereof), and (B) promptly (and in any event no later than one calendar day) provide to the Buyer a copy of all written materials subsequently provided or received by the Company in connection with such Acquisition Proposal, request or inquiry (to the extent that the Company has not previously provided such materials to the Buyer).

(iii) The Company shall provide the Buyer with two Business Days’ prior written notice of any meeting of the Company Board at which such Company Board or any members or committee thereof are reasonably expected to consider declaring a Superior Proposal to be such or changing their recommendation with respect to the Company Voting Proposal.

(e) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

(f) Cessation of Ongoing Discussions; Destruction/Return of Confidential Material.

(i) The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(ii) The Company shall promptly, and not later than 48 hours following the execution of this Agreement, request in writing that each person which has within the 12 months prior to the date of this Agreement executed a confidentiality agreement with the Company or any of its Representatives with respect to such person’s consideration of an Acquisition Proposal to immediately return or destroy all confidential information heretofore furnished to such person or its Representatives by the Company or its Representatives pursuant to the terms of such confidentiality agreement.

(g) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means, whether written or oral, (i) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets outside the Ordinary Course of Business, tender offer, recapitalization, share exchange or other business combination involving the Company and its Subsidiaries, taken as a whole, (ii) any proposal for the issuance by the Company of over 15% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide and written proposal made by a third party to acquire over 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines (after consultation with its financial and legal advisors) in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock (in their capacity as stockholders) than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement), (ii) is not subject to any financing contingency or, if so subject, that the Company Board determines in its good faith judgment is reasonably likely of being financed, and (iii) that the Company Board determines in its good faith judgment is reasonably likely of being completed without undue delay on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement, but in any event not later than 30 calendar days (subject to the last proviso to this sentence), the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement; provided, however, that the Company shall give to Buyer the opportunity to review and comment on the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments to the Proxy Statement and the Company shall take into good faith consideration all of Buyer’s reasonable comments to each version of or amendment to the Proxy Statement; and provided, further, that the Company shall not file or submit the initial preliminary or any subsequent forms or versions of or amendments to the Proxy Statement without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 Nasdaq Quotation. The Company agrees to use commercially reasonable efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel, records and accountants’ work papers (subject to such undertakings as the Company’s accountants may require), as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, (b) a copy of each material tax return, report and information statement filed by it during such period, and (c) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.5 Stockholders Meeting. The Company, acting through the Company Board and in accordance with Section 6.1(c) hereof, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in no event more than 40 Business Days from the date the SEC clears the Proxy Statement or informs the Company that it will not review the Proxy Statement, the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, the Company Board (a) shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after obtaining the Buyer’s written consent (which shall not be unreasonably withheld, conditioned or delayed), may adjourn or postpone the Company Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by law is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use its commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6.

6.7 Public Disclosure. Except as may be required by applicable law or the rules or regulations of any United States or non-United States securities exchange, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use its commercially reasonable efforts to consult with the other party, and provide such other party with an opportunity to review and comment, before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation upon receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor, provided that such Indemnified Party seeking advancement of expenses provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Buyer shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and By-laws of the Company.

(c) Subject to the next sentence, the Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the Effective Time (such 200%, the “Maximum Premium”), which annual premium is set forth in Section 6.8(c) of the Company Disclosure Schedule. If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8, unless it is ultimately determined that the person was not entitled to such indemnification.

(e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, (x) the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (y) the delivery of any notice pursuant to this Section 6.9 will not be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation or warranty of the Company.

6.10 Reserved.

6.11 Service Credit. Following the Effective Time, the Buyer will give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting (but not for the accrual of benefits) under any Buyer Employee Plans (as defined below), (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation and (c) determination of “retiree” status under any Buyer Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, and in each case only to the same extent recognized by the Company under a comparable Company Employee Plan immediately prior to the Effective Time, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable medical or dental plan, to the extent permitted by such plan, of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs in each case to the extent such limitations would have been waived or such expenses recognized by a comparable Company Employee Plan immediately prior to the Effective Time. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement (other than stock plans or other equity incentive plans), including insurance coverage, or disability benefits, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Proxy Statement. No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes expressly contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Injunctions or Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes expressly contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party, whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company, only as follows:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by December 22, 2006 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is properly taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer, if (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or

(f) by the Company, by action of the Company Board, pursuant to and in compliance with Section 6.1, provided that the Company simultaneously enters into a definitive agreement to consummate a Superior Proposal and pays the fee described in Section 8.3(c);

(g) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 15 Business Days following receipt by the Company of written notice of such breach or failure to perform from the Buyer;

(h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 15 Business Days following receipt by the Buyer of written notice of such breach or failure to perform from the Company; or

(i) by the Buyer if there shall have occurred any Company Material Adverse Effect.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

(b) The Company shall pay the Buyer up to $2,000,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i) by the Buyer or the Company (A) pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Sections 7.2(a) or (b) by the Outside Date shall have resulted in the Closing not occurring or (B) pursuant to Section 8.1(d); or

(ii) by the Buyer pursuant to Sections 8.1(g) or 8.1(i).

The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within 10 Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).

(c) The Company shall pay the Buyer a termination fee of $14,000,000 (the “Termination Fee”) in the event of the termination of this Agreement pursuant to Section 8.1(e) or 8.1(f).

Any Termination Fee due under this Section 8.3(c) shall be paid to the Buyer by wire transfer of same-day funds (x) in the event of a termination pursuant to Section 8.1(e), within two Business Days after the date of termination of this Agreement, and (y) in the event of a termination pursuant to Section 8.1(f), simultaneous with the termination of this Agreement.

(d) The Company shall pay the Buyer the Termination Fee (less any expense reimbursement previously paid under Section 8.3(b)) in the event of the termination of this Agreement pursuant to Sections 8.1(b), 8.1(d) or 8.1(i) if (x) in the case of Sections 8.1(b) and 8.1(d) only, prior to the Company Meeting there shall have been a publicly-announced Acquisition Proposal that is not withdrawn and (y) within 12 months following such termination the Company consummates an Acquisition Proposal with any person or enters an Alternative Acquisition Agreement (provided that for purposes of this Section 8.3(d) all references to “15%” in the definition of “Acquisition Proposal” shall be deemed references to “40%”).

Any fee due under this Section 8.3(d) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date of consummation of the Acquisition Proposal or entering into the Alternative Acquisition Agreement (as the case may be).

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2, but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8 and 6.11 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Transitory Subsidiary, to

Dassault Systemes Corp.

9, quai Marcel Dassault – B.P. 310

92156 Suresnes Cedex, France

Attn: Thibault de Tersant

Telecopy: 33 1 42 04 45 81

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, NY 10111-0087

Attention: Jonathan P. Cramer, Esq.

Facsimile: (212) 841-5725

(b) if to the Company, to

MatrixOne, Inc.

210 Littleton Road

Westford, MA 01886

Attn: Mark O’Connell

Telecopy: (978) 589-5700

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: Jay E. Bothwick, Esq.

Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements, undertakings or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Sections 2.1 and 2.2 (with respect to which holders of Company Common Stock shall be third party beneficiaries), Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries) and Section 6.11 (with respect to which the Continuing Employees shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement and the transactions contemplated hereby, and any litigation arising out of or relating directly or indirectly thereto, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting bonds or other undertaking in connection therewith. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the parties hereby waive any such requirement of such a bond or undertaking.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) expressly waives, and agrees not to plead or to make any claim that any such action or proceeding is subject (in whole or in part) to a jury trial. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Each of the parties further agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 9.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND ITS CONSENT THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.13 Disclosure Schedules. The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent it is readily apparent from a reading of such disclosure that it also applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.14 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means, as of the date hereof and the Closing, the actual knowledge of the individuals identified in Section 9.14 of the Company Disclosure Schedule, each of whom will be deemed to have knowledge of such matters as he or she would have discovered had he or she made reasonable inquiry within the Company.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DASSAULT SYSTEMES CORP.

By:	/s/ Thibault de Tersant
Thibault de Tersant

Title:	Secretary

DS NEWCO CORP.

By:	/s/ Thibault de Tersant
Thibault de Tersant

Title:	Secretary

MATRIXONE, INC.

By:	/s/ Mark F. O’Connell
Mark F. O’Connell

Title:	President and Chief Executive Officer